UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2005

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NII HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600 Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)

Registrant’s telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On August 10, 2005, NII Holdings, Inc. (the “Company”) entered into a Purchase Agreement under which it agreed to sell $300.0 million aggregate principal amount of its 2.75% Convertible Notes due 2025 (the “Notes”) to Goldman, Sachs & Co. (the “Initial Purchaser”). The Company also granted the Initial Purchaser an option to purchase up to $50.0 million aggregate principal amount of additional Notes (the “Option”), which the Initial Purchaser exercised in full. The net proceeds from the offering, including the full exercise of the Option, after deducting the Initial Purchaser’s discount of 2.5% and the estimated offering expenses payable by the Company, are expected to be approximately $341.3 million.

      The closing of the sale of the $350.0 million aggregate principal amount of the Notes occurred on August 15, 2005. The Notes and the shares of the Company’s common stock issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

      The Company relied in part on representations made by the Initial Purchaser in the Purchase Agreement that the Initial Purchaser then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

      The Notes are governed by an Indenture, dated August 15, 2005, between the Company and Wilmington Trust Company, as Trustee.

      The Notes will be convertible into shares of the Company’s common stock based on an initial conversion rate, subject to adjustment, of 9.9835 shares per $1,000 principal amount of the Notes (which represents an initial conversion price of approximately $100.17 per share), only under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending September 30, 2005, if the closing sale price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to July 15, 2010, during the 5 business day period after any 5 consecutive trading day period in which the average trading price per Note for each day of that period was less than 98% of the product of the closing sale price of the Company’s common stock and the number of the shares issuable upon conversion of $1,000 principal amount of Notes, subject to limitations described in the Indenture; (3) at any time on or after July 15, 2010; or (4) upon the occurrence of specified corporate events. Upon conversion, the Company will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

      The Notes will bear interest at a rate of 2.75% per annum on the principal amount of the Notes, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2006.

      Upon the occurrence of certain “fundamental changes,” as described in the Indenture, the Company will have the option to adjust the conversion rate so that the consideration otherwise payable on conversion of the Notes in shares of the Company’s common stock will be payable instead in shares of the surviving or acquiring company. If the Company does not exercise this option upon a fundamental change, or if it does not apply, the holders of the Notes will have the option, in certain cases, to require the Company to repurchase any Notes held at a price equal to 100% of the principal amount of the Notes plus accrued interest to the date of repurchase or, in certain cases, to convert the Notes at an increased conversion rate based on the price paid per share of the Company’s common stock in the fundamental change transaction.

      On or after August 20, 2010, the Company has the option to redeem all or a portion of the Notes that have not been previously converted at the redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. Holders of the Notes have the option to require the Company to repurchase any Notes held by them for cash on August 15, 2010, August 15, 2012, August 15, 2015 or August 15, 2020 at a price equal to 100% of the principal amount of the Notes plus accrued interest to the date of repurchase.

      The Notes will rank equal in right of payment with all of the Company’s existing and future senior unsecured debt and prior to all of the Company’s existing and future subordinated debt. The Notes will effectively rank junior in right of payment to the Company’s secured debt to the extent of the value of the assets securing such debt. The Notes will be effectively subordinated to all indebtedness and all liabilities of the Company’s subsidiaries.

      The following are events of default under the Indenture that may result in the outstanding Notes becoming immediately due and payable:

•	the Company fails to pay principal or premium, if any, when due upon redemption, repurchase or otherwise on the Notes;
•	the Company fails to pay any interest and additional amounts, if any, on the Notes when due and such failure continues for a period of 30 days;
•	the Company fails to perform or observe any of the covenants in the Indenture for 60 days after notice;
•	there occurs an event of default with respect to the Company and certain of the Company’s subsidiaries’ or affiliates indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $10.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:
• shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or
• shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period) and such default shall not have been rescinded or such indebtedness shall not have been discharged within 10 days; or
• certain events involving the Company’s bankruptcy, insolvency or reorganization.

      In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement, dated August 15, 2005, with the Initial Purchaser. Under the Registration Rights Agreement, the Company has agreed to file within 90 days of the date on which the Notes are first issued a shelf registration statement for resales of the Notes and the shares of the Company’s common stock issuable upon conversion of the Notes. The Company is further obligated to use its best efforts to have the shelf registration statement become effective under the Securities Act within 180 days after the date on which the Notes are first issued. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, it will be required to pay additional interest to holders of the Notes under specified circumstances.

      The Initial Purchaser and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

      The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      On August 15, 2005, the Company issued $350.0 million aggregate principal amount of the Notes in a private placement pursuant to exemptions from the registration requirements of the Securities Act.

      The information provided in Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

      On August 10, 2005, the Company agreed to sell $300.0 million aggregate principal amount of the Notes in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Company also granted the Initial Purchaser an option to purchase up to $50.0 million aggregate principal amount of additional Notes, which the Initial Purchaser exercised in full.

      The information provided in Item 1.01 is incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)
Dated: August 16, 2005	By:	/s/ Robert J. Gilker
Robert J. Gilker
Vice President and General Counsel